Exhibit 10.8

MFA FINANCIAL, INC.

AMENDED AND RESTATED 2010 EQUITY COMPENSATION PLAN

PHANTOM SHARE AWARD AGREEMENT

(PERFORMANCE BASED VESTING)

AGREEMENT, dated as of the _____ day of __________, 20_____ (the “Grant Date”), by and between MFA Financial, Inc., a Maryland corporation (the “Company”), and ________________ (the “Grantee”).

WHEREAS, the Company maintains the MFA Financial, Inc. Amended and Restated 2010 Equity Compensation Plan, as it may be amended from time to time (the “Plan”) (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Plan);

WHEREAS, the Grantee, as an employee of the Company, is an Eligible Person; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant Phantom Shares to the Grantee subject to the terms and conditions set forth below.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                      Grant of Phantom Shares.

The target amount of Phantom Shares granted pursuant to this Agreement is [X] Phantom Shares (the “Target Amount”); provided that the Grantee has the opportunity to earn up to [2X] Phantom Shares (the “Maximum Amount”) based upon achievement of performance goals and the terms and conditions described herein.  The Phantom Shares are subject to the terms and conditions of this Agreement and are also subject to the provisions of the Plan.  The Plan is hereby incorporated by reference as though set forth herein in its entirety.

2.                                      Vesting.

(a)                                 The number of Phantom Shares that shall vest on ___________ ___, 20____ (the “Vesting Date”), if any, shall be calculated in accordance with Exhibit A attached hereto based upon the achievement of the performance goals set forth on Exhibit A (the “Performance Goals”) during the period beginning on ________________, 20____ and ending on _________ ____, 20___ (the “TSR Performance Period”).

(b)                                 In the event the Grantee experiences a Termination of Service for any reason prior to the Vesting Date, the Phantom Shares shall, with no further action, be forfeited and cease to be outstanding as of the Grantee’s Termination of Service.

(c)                                  Any Phantom Shares that do not vest as of the Vesting Date shall, with no further action, be forfeited and cease to be outstanding as of the Vesting Date.

3.                                      Dividend Equivalent Rights.

(a)                                 A DER is hereby granted to the Grantee, consisting of the right to receive, with respect to each outstanding Phantom Share that vests in accordance with paragraph 2 and Exhibit A, an amount equal to the cash dividend distributions paid in the ordinary course on a share of Common Stock of the Company (“Share”) to the Company’s stockholders (each, a “Dividend Payment”) during the TSR Performance Period as set forth in this Section 3.

(b)                                 Any such DER payments shall only be payable with respect to Phantom Shares that vest and shall be paid in the form of additional Shares at the time Phantom Shares are settled pursuant to Section 4.  At such time, the Grantee shall receive additional Shares with an aggregate value (determined as described below) equal to the aggregate value of the Dividend Payments distributed during the TSR Performance Period with respect to the number of Shares equal to the number of vested Phantom Shares.

(c)                                  The number of additional Shares to be distributed pursuant to sub-paragraph (b) shall be calculated as follows:  (i) the accumulated Dividend Payments during the TSR Performance Period, multiplied by (ii) the number of Shares to be distributed with respect to the vested Phantom Shares, divided by (iii) the per Share stock price of Common Stock on _____________ ____, 20___.

4.                                      Settlement.

Each vested and outstanding Phantom Share shall be settled in one Share within 30 days following the date on which such Phantom Share vests as set forth in Section 2 above (the “Settlement Date”), subject to delay to the extent required by Section 409A of the Code as set forth in Section 6(o) below.

5.                                      Confidentiality, Non-Competition and Non-Solicitation.

(a)                                 In consideration for the Grant under this Agreement, during the Grantee’s term of employment and at all times thereafter, the Grantee hereby agrees to maintain the confidentiality of all confidential or proprietary information of the Company and any of its subsidiaries or affiliates, if any, or of any other person or entity with which the Grantee is involved as a direct or indirect result of the Grantee’s employment by, or performance of consulting or other services (including, without limitation, as a director, officer, advisor, agent, consultant or other independent contractor) for, the Company or any of its subsidiaries or affiliates, and, except in furtherance of the business of the Company or as specifically required by law or by court order, the Grantee shall not directly or indirectly disclose any such information to any person or entity nor shall the Grantee use any such confidential information for any purpose except for the legal benefit of the Company.  This restriction shall apply regardless of whether such information is in written, graphic, recorded, photographic, data or any machine readable form or is orally conveyed to, or memorized by the Grantee.

(b)                                 In consideration for the Grant under this Agreement, the Grantee agrees that during the Grantee’s employment with the Company, the Grantee shall not, without the prior written consent of the Company, manage, operate, control or be connected as a stockholder (other than as a holder of shares publicly traded on a stock exchange or the NASDAQ National Market System, provided that the Grantee shall not own more than five percent of the outstanding shares of any publicly traded company engaged in acquiring mortgaged backed securities) or otherwise engage in any element of the business of acquiring or investing in mortgage-backed securities with any mortgage real estate investment trust or with any entity or person of which any element of the business strategy of such entity or person is based on acquiring or investing in mortgage-backed securities (the “Business”), or partner with, or serve as an officer, director, employee or consultant for, any entity or person engaged in any element of the Business, including any private or public investment firm or broker dealer whose business strategy is based on or who engages in the trading, sales, investment or management of mortgage-backed securities.

(c)                                  In consideration for the grant under this Agreement, MFA reserves the right, upon any Termination of Service of the Grantee for any reason, to require the Grantee to comply with the restrictions set forth in Section 5(b) for a period of up to 90 days following such Termination of Service (such 90-day or shorter period, the “Restricted Period”), provided that, to the extent the Company exercises such right, then during the Restricted Period, the Grantee shall receive severance payments in the form of continuation of the Grantee’s base salary during the Restricted Period in accordance with the Company’s customary payroll practices, but no less frequently than monthly.  In the event the Grantee is eligible to receive severance or termination payments pursuant to any other agreement or arrangement between the Grantee and the Company, such other agreement or arrangement shall govern, and the Grantee shall not be entitled to any payments pursuant to this Section 5(c), but for the avoidance of doubt, the Grantee shall be bound by the provisions of Section 5 of this Agreement. Notwithstanding the foregoing, to the extent the Company shall exercise its right under this Section 5(c) nothing herein shall prevent the Grantee during the Restricted Period from providing services to or otherwise being associated with an entity or a subsidiary, division or affiliate thereof or any other person that is engaged in the Business so long as (i) the Grantee’s services are not provided, directly or indirectly, within the division, subsidiary, affiliate or business unit of the entity that engages in the Business, and (ii) the Grantee has no responsibilities regarding such Business.

(d)                                 In consideration for the Grant under this Agreement, during the Grantee’s employment with the Company and the one year period immediately following the Grantee’s Termination of Service for any Reason, the Grantee agrees that the Grantee will not, without the prior written consent of the Company, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), (i) solicit, encourage, or engage in any activity to induce any employee of the Company or its affiliates to terminate employment with the Company or its affiliates, or to become employed by, or to enter into a business relationship with, any other person or entity; or (ii) hire or retain any person who was an employee of the Company or its affiliates within the six month period preceding such action; provided that, (x) this Section 5(d) shall not apply to any administrative employee of the Company or its affiliates or any person who was an administrative employee of the Company or its affiliates and (y) any hiring or solicitation pursuant to a general solicitation conducted by an entity that has hired or agreed to hire the Grantee and that does not directly or indirectly target current or former employees of the Company or its affiliates, or by a headhunter employed by such entity, which in either case does not involve the Grantee, shall not be a violation of this Section 5(d).

(e)                                  The Grantee acknowledges, agrees and represents that the type and periods of restrictions imposed in this Section 5 are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of the Company, rather than to prevent the Grantee from earning a livelihood.  The Grantee further acknowledges and agrees that the business of the Company is highly competitive and that the Company’s confidential information and proprietary materials have been developed by the Company at significant expense and effort, and that the restrictions contained in this Section 5 are reasonable and necessary to protect the legitimate business interests of the Company. The Grantee represents that: (i) the Grantee is familiar with the covenants set forth in this Section 5, (ii) the Grantee is fully aware of his or her obligations hereunder, including, without limitation, the length of time, scope and geographic coverage of these covenants, (iii) the Grantee finds the length of time, scope and geographic coverage of these covenants to be reasonable and (iv) the Grantee is receiving valuable and sufficient consideration for the Grantee’s covenants not to compete and not to solicit.

(f)                                   The Grantee acknowledges that each of the covenants in this Section 5 has a unique, very substantial and immeasurable value to the Company, that the Grantee has sufficient assets and skills to provide a livelihood while such covenants remain in force and that, as a result of the foregoing, in the event that the Grantee breaches such covenants, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenants would be proper.  The Grantee therefore agrees that the Company, in addition to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach by the Grantee of any of the covenants in this Section 5, without the necessity of showing actual monetary damages or the posting of a bond or other security.  The Grantee also agrees that, in addition to any other remedies available to the Company and notwithstanding any provision of this Agreement to the contrary, in the event the Grantee breaches in any material respect any of his obligations under this Section 5, the Company may immediately cease all payments, if any, under Sections 5(c), the Phantom Shares granted under this Agreement (whether vested or unvested) may be immediately forfeited, and the Company may require that the Grantee repay any after-tax amounts previously paid to the Grantee under Sections 5(c), if any, and any Shares delivered or other amounts paid (each on an after-tax basis) with respect to the Phantom Shares granted hereunder.

(g)                                  The Grantee and the Company further agree that, in the event that any provision of this Section 5 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

(h)                                 The provisions of this Section 5 shall not affect the Company’s ability to enforce the provisions of any other agreement in effect between the Company and the Grantee, including without limitation, the covenants contained in any offer letter or employment agreement.

6.                                      Miscellaneous.

(a)                                 The value of a Phantom Share may decrease depending upon the Fair Market Value of a Share from time to time. Neither the Company nor the Committee, nor any other party associated with the Plan, shall be held liable for any decrease in the value of the Phantom Shares. If the value of such Phantom Shares decrease, there will be a decrease in the underlying value of what is distributed to the Grantee under the Plan and this Agreement.

(b)                                 With respect to this Agreement, (i) the Phantom Shares are bookkeeping entries and the Grantee shall not have any rights of a shareholder with respect to Common Stock unless and until the Phantom Shares vest and are settled by the issuance of such Shares of Common Stock, (ii) the obligations of the Company under the Plan are unsecured and constitute a commitment by the Company to make benefit payments in the future, (iii) to the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any general unsecured creditor of the Company, (iv) all payments under the Plan (including distributions of Shares) shall be paid from the general funds of the Company and (v) no special or separate fund shall be established or other segregation of assets made to assure such payments (except that the Company may in its discretion establish a bookkeeping reserve to meet its obligations under the Plan). The award of Phantom Shares is intended to be an arrangement that is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

(c)                                  THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)                                 The Committee may construe and interpret this Agreement and establish, amend and revoke such rules, regulations and procedures for the administration of this Agreement as it deems appropriate. In this connection, the Committee may correct any defect or supply any omission, or reconcile any inconsistency in this Agreement or in any related agreements, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final and binding upon the Company and the Grantee.

(e)                                  All notices hereunder shall be in writing and, if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Committee and, if to the Grantee, shall be delivered personally or mailed to the Grantee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 6(e).

(f)                                   The failure of the Grantee or the Company to insist upon strict compliance with any provision of this Agreement or the Plan, or to assert any right the Grantee or the Company, respectively, may have under this Agreement or the Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement or the Plan.

(g)                                  Nothing in this Agreement shall (i) confer on the Grantee any right to continue in the service of the Company or its Subsidiaries or otherwise confer any additional rights or benefits upon the Grantee with respect to the Grantee’s employment with the Company or (ii) interfere in any way with the right of the Company or its Subsidiaries and its stockholders to terminate the Grantee’s service at any time.

(h)                                 If any change is made to the outstanding Common Stock or the capital structure of the Company, the Phantom Shares shall be adjusted in accordance with the Plan.

(i)                                     The Phantom Shares and the rights relating thereto shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, levy, execution, or other legal or equitable process, either voluntary or involuntary; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish, or levy or execute on the Phantom Shares and the rights relating thereto shall be void.

(j)                                    The Company may assign any of its rights under this Agreement.  This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Phantom Shares may be transferred by will or the laws of descent or distribution.

(k)                                 The Plan is discretionary and may be amended, suspended or discontinued by the Company at any time, in its discretion. The grant of the Phantom Shares in this Agreement does not create any contractual right or other right to receive any Phantom Shares or other Grants in the future. Future Grants, if any, will be at the sole discretion of the Company. Any amendment, suspension or discontinuation of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

(l)                                     The issuance and transfer of Shares shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Shares may be listed.  No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

(m)                             The Grantee shall be required to pay to the Company or make arrangements satisfactory to the Company regarding payment of any federal, state or local taxes of any kind that are required by law to be withheld with respect to the Phantom Shares.  The Grantee may elect to have any tax withholding which becomes payable at the time the Phantom Shares are to be settled pursuant to Section 3 satisfied, in whole or in part, by authorizing the Company to withhold a number of Shares to be issued pursuant to this Agreement with an aggregate Fair Market Value as of the date withholding is effected that would satisfy the withholding amount due; provided however, that no Shares shall be withheld with an aggregate value exceeding the minimum amount of tax required to be withheld by law.  Notwithstanding anything contained in the Plan or this Agreement to the contrary, the Grantee’s satisfaction of any tax withholding requirements imposed by the Committee shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide Shares to the Grantee, and the failure of the Grantee to satisfy such requirements with respect to this Grant shall cause this Grant to be forfeited.

(n)                                 The Phantom Shares shall be subject to any applicable clawback policy implemented by the Board from time to time.

(o)                                 This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code.  To the extent any payment pursuant to this Agreement is required to be delayed six months pursuant to the special rules of Section 409A of the Code related to “specified employees,” each affected payment shall be delayed until six months after the Grantee’s Termination of Service with the first such payment being a lump sum equal to the aggregate payments the Grantee would have received during such six-month period if no payment delay had been imposed. Any payments or distributions delayed in accordance with the prior sentence shall be paid to the Grantee on the first day of the seventh month following the Grantee’s Termination of Service (or the Grantee’s death, if earlier).  Each payment hereunder shall be treated as a separate payment for purposes of Section 409A of the Code.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

(p)                                 This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

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IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the day and year first above written.

MFA FINANCIAL, INC.

By:
Name:
Title:

The Grantee hereby agrees and acknowledges that the Grantee will be bound by the terms and conditions of this Agreement and the Plan and that all determinations by the Committee will be final and binding on all persons.

[GRANTEE]

Exhibit A

This Exhibit A sets forth the Performance Goals applicable to the Phantom Shares granted pursuant to the Agreement to which this Exhibit A is attached.  Unless otherwise specified in this Exhibit A, all defined terms shall have the meanings set forth in the Agreement.

The Phantom Shares will vest based on the Company’s average total shareholder return (“MFA Average TSR”) for the TSR Performance Period.

The number of Phantom Shares, if any, that vest on the Vesting Date shall be based on MFA Average TSR compared to the Target TSR for the TSR Performance Period.

The “Target TSR” is an 8% per annum simple cumulative return over the TSR Performance Period.

Average TSR for the TSR Performance Period shall be calculated as follows:

•                  The “MFA Average TSR” for the Performance Period shall be the MFA TSR divided by 3.

•                  The “MFA TSR” is equal to (x) the excess of the Average Final Price over the Average Initial Price, plus Dividends Paid on Common Stock during the TSR Performance Period, divided by (y) the Average Initial Price.

•                  The “Average Initial Price” is equal to the average closing daily price of a Share during the first 20 trading days in ______________ 20____.

•                  The “Average Final Price” is equal to the average closing daily price of a Share during the last 20 trading days in ______________ 20____.

•                  The “Dividends Paid” shall equal the cumulative dividends (including any stock dividends) paid per Share during the TSR Performance Period.  For this purpose, dividends declared, but not yet paid, on a Share within the 45 day period preceding ____________ ____, 20____ will be counted as Dividends Paid.

The portion of the Target Amount that will vest on the Vesting Date shall be determined by comparing the MFA Average TSR to the Target TSR and may range from zero up to a maximum vesting of 200% of the Target Amount.

The number of Phantom Shares that will vest on the Vesting Date shall equal the product of (i) the Target Amount and (ii) the sum of (A) one (1) and (B) a fraction (which fraction can be a negative number), the numerator of which is MFA Average TSR less Target TSR and the denominator of which is eight (8).  For purposes of the preceding sentence, in the event that MFA Average TSR is (x) less than zero, then MFA Average TSR shall be zero, and (y) greater 16%, then MFA Average TSR shall be 16%.

Any Phantom Shares that do not vest on the Vesting Date shall be forfeited.

Within 30 days following the Vesting Date, vested Phantom Shares and related DERs, if any, will be settled as described in the Agreement.

Set forth below are examples which are intended to be used purely for illustrative purposes:

Example 1:

Assume a Target Amount of 10,000 Phantom Shares.  If MFA Average TSR over the TSR Performance Period were 2%, then the portion of the Phantom Share award that would become vested would be equal to two-eighths (2/8) of the Target Amount, or 2,500 Phantom Shares.

Example 2:

Assume a Target Amount of 10,000 Phantom Shares.  If MFA Average TSR over the TSR Performance Period were 12%, then the portion of the Phantom Share award that would become vested would be equal to 1.5 times (or twelve-eighths (12/8) of) the Target Amount, or 15,000 Phantom Shares.

Example 3:

Assume a Target Amount of 10,000 Phantom Shares.  If MFA Average TSR over the TSR Performance Period were 16%, then the portion of the Phantom Share award that would become vested would be equal to two times (or sixteen-eighths (16/8) of) the Target Amount, or 20,000 Phantom Shares (maximum vesting).